EXHIBIT 14.1

Introducing The ACE WAY

In our personal lives, there come times when we must make difficult moral and ethical decisions based on our experience, upbringing, beliefs, and on the law. As employees, officers and directors of the ACE Group of Companies, we face similar decisions in the workplace and might wonder how we should conduct ourselves to ensure we live up to ACE expectations. That’s why we put together The ACE WAY: ACE Code of Conduct. Please take some time to read it, and keep it handy for future reference.

The ACE Code of Conduct sets forth standards by which all ACE employees, officers and directors must abide as they work for the Company. It may not always be clear how to apply these standards in your daily work; if you have questions please ask your manager, local human resources, legal or audit representative, or call the ACE Ethics Helpline for guidance. Telephone numbers for the ACE Ethics Helpline can be found in the accompanying brochure.

We expect you to follow the ACE Code of Conduct strictly. Failure to do so may result in disciplinary action, which may include dismissal, and involve potential criminal or civil liability. We also expect you to report all actual and suspected Code of Conduct violations. There will never be retaliation of any kind against good-faith reports of violations or potential violations of the ACE Code of Conduct.

This Code of Conduct is not a comprehensive statement of all policies that apply to employees, officers and directors. For information on any of these, please refer to the detailed ACE policy statements that can be found on ACE IQ.

ACE is a law-abiding citizen

ACE policy requires employees, officers and directors to comply fully with all applicable laws, rules and regulations. There are more laws applicable to our business than we can mention in this Code of Conduct, and ACE policy statements provide more detail on many of these. Ask your manager, local human resources, legal or audit representative, or call the ACE Ethics Helpline for advice on how to ensure the Company remains in compliance with all laws, rules and regulations.

Conflicts of interest: Where do we draw the line?

All employees, officers and directors of the Company should be careful to avoid any conflict of interest with regard to the Company. A conflict of interest exists whenever an individual’s private undertakings interfere or conflict—or even appear to interfere or conflict—in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that make it difficult to perform Company work objectively and effectively. Conflicts of interest may also arise when employees, officers or directors, or members of their families receive improper personal benefits as a result of their positions in the Company, whether received from the Company or a third party.

Many actions and behaviors can give rise to conflict-of-interest situations. We cannot provide a comprehensive list of all activities to avoid, but examples of potential conflicts include:

•	Conducting ACE business with family or personal friends—such as awarding an ACE contract to a relative.

•	Owning a significant interest in, or serving as a director, officer, partner, consultant or in any other key role in an outside company that does or seeks to do business with or is a competitor of ACE.

•	Taking advantage of a personal investment opportunity that is afforded to you by virtue of your position with ACE.

•	Making personal investments in companies that you know are candidates for ACE acquisition or investment.

•	Receiving or giving loans or guarantees of obligations to employees, officers and directors and their respective family members. This is sometimes also prohibited by law.

•	Accepting business gifts. Please refer to the Business Gifts and Entertainment Policy on ACE IQ for more information.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or by committees of the Board. If you believe the potential for a conflict of interest exists, discuss it with your manager. If you are uncomfortable discussing the matter with your manager, contact your local human resources, legal or audit representative, or call the ACE Ethics Helpline as soon as possible. You will also be required to tell us each year about any conflicts of interest or potential conflicts of interest as part of your Annual Affirmation statement.

Don’t always answer when opportunity knocks

You owe ACE your loyalty. Among other things, this means you must recognize that corporate opportunities belong to the Company. If, through your work, you become aware of an opportunity that would be appropriate for ACE, you must pursue that opportunity on behalf of the Company, if it is interested, and not on behalf of yourself or another person. You must not use ACE’s property, information or position for personal gain, and you must not compete with the Company.

Fair is fair: ACE plays by the rules

Each of us must deal fairly with the Company’s customers, suppliers, competitors, officers and employees. We expect you to use your judgment and avoid actions that could be construed as taking unfair advantage or using unfair dealing practices. Examples include manipulating people, concealing necessary information, abusing privileged information or misrepresenting facts.

Fairness requires that we deal with our competitors at arm’s length. For example, agreements to restrain trade by setting prices with competitors violate antitrust laws designed to encourage competition. For more information, please refer to the detailed ACE policy statement on compliance with competition laws. All ACE policy statements can be found on ACE IQ.

Fair dealing also requires that we do not make illegal payments—which could include gifts, favors, entertainment, and cash—to government officials. All ACE employees must comply with the Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to foreign government officials or political candidates in order to obtain or retain business. For more information, please see the detailed ACE policy statement on the Foreign Corrupt Practices Act on ACE IQ.

Respect for our employees

ACE is committed to equal employment opportunity and compliance with all applicable work-related laws and regulations. ACE makes employment decisions and sets all terms and conditions of employment without regard to race, color, religion, age, gender, sexual orientation, national origin, disability, veteran status, marital status or any other characteristic protected by law. ACE does not tolerate sexual, racial, ethnic or other harassment, whether verbal, physical or environmental. To maintain a safe and productive work environment for its employees, customers and visitors, employees are expected to work free from the effects of alcohol and drugs. For more information, please refer to your local ACE policy statements on these subjects.

For business or pleasure?

You should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have direct impacts on the Company’s profitability. All Company assets should be used for legitimate business purposes only.

Maintaining a confidence

You must maintain the confidentiality of business information entrusted to you by the Company and its customers, except when disclosure is authorized by the Office of the General Counsel or required by law or regulation. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. For example, you must treat information about the Company’s investments and acquisitions, policyholders, personnel, and non public operations and finances as confidential.

Your duty to maintain the confidentiality of non-public information continues indefinitely, even after you are no longer employed by ACE. For more information, please consult ACE IQ for detailed ACE policy statements on Proper Treatment of Business Information and the Global Information Security Policy.

Restrictions on trading ACE securities

Trading in ACE securities based on inside information is both unethical and illegal. Generally, employees, officers and directors who have material non-public information about ACE are not permitted to buy, sell or otherwise trade in ACE securities. This restriction extends to tipping others about or sharing with others such non-public information, since individuals receiving such information might use it to trade in ACE securities.

ACE policy prohibits trade in Company securities from two weeks prior to an earnings release until the close of business on the first business day after the release. ACE will inform employees more than two weeks in advance of any proposed earnings release date. If you are an officer of ACE (salary grade 30 or above in the U.S.), you must obtain approval from the Office of the General Counsel before making any trades in ACE securities. For more information, consult ACE IQ for the detailed ACE policy statement about Restrictions on Trade of ACE Limited Securities.

Honesty is the best policy

ACE complies with laws designed to prevent insurance fraud. Honesty is an important component of this. You should always be truthful with our regulators. Also, we cannot permit people with certain felony convictions to participate in our business activities. For more information, please see the ACE policy statement on Insurance Fraud, available on ACE IQ.

Know when to represent ACE

We expect you to act only within the scope of your authority when representing ACE. For example, only senior management or persons in our Communications and Investor Relations Departments are permitted to make public statements or respond to media inquiries concerning the Company. While you are free to make personal political statements, you must do so in a way that does not imply that you speak on behalf of ACE. U.S. employees may not act as agents or representatives for ACE Limited or its Bermuda subsidiaries. Additional guidance can be found in the ACE policy statement on Interaction Between Bermuda and U.S. Operations, available on ACE IQ.

Finally, no employee may expand ACE’s operations into any new foreign country without prior consultation with the Office of the General Counsel in Bermuda.

ACE goes by the book

At ACE, we comply with all financial reporting and accounting regulations. We will not permit the integrity of our financial records or statements to be compromised in any way. We will not condone any off the books transactions. Company and legal policies require that certain records be maintained; employees must not willfully or knowingly falsify, alter, remove or destroy any such documents.

If you have concerns or complaints regarding questionable accounting or auditing matters of the Company, you are encouraged to speak with your manager or submit your concerns to the Chairman of the ACE Limited Audit Committee at chmnaudit@ace.bm, or speak with any director who is a member of the Audit Committee. The Audit Committee, subject to duties arising under applicable law, regulations and legal proceedings, will treat all such submissions as confidential.

ACE is a public company, so it is critically important that our filings with the U.S. Securities and Exchange Commission (SEC) are accurate and timely. This applies to the entire report filed with the SEC—not just the financial statements. Depending on your position, you may be called upon to provide information necessary to ensure that our public reports are complete, fair and understandable. We expect you to take this responsibility seriously and provide prompt and accurate answers to inquiries related to our public disclosure requirements.

Speak up

To maintain the Company’s high standards, we expect you to comply with the ACE Code of Conduct, and to let us know if you think others have violated it. If you suspect or have information about any violations or potential violations of this Code of Conduct, or about any actual or planned wrongdoing or unethical behavior involving the Company or any of its employees, you should report it to your manager. If you do not feel comfortable speaking to your manager, contact your local human resources, legal or audit representative, call the

ACE Ethics Helpline, or fill out the form in the back of this guide and mail it to the address provided.

From time to time, there may be inquiries to ensure compliance with the ACE Code of Conduct. For example, each year we ask employees to confirm generally that they are not aware of any violations of the Code of Conduct; we expect prompt replies. We or our advisors may seek detailed information to determine whether there has been a violation of a particular standard, and there may be situations in which government officials or regulators initiate an investigation. In these circumstances, we expect your full cooperation.

Under unusual circumstances, ACE may waive certain provisions of this Code of Conduct if it believes it is appropriate to do so. Any employee who believes that a waiver may be called for should discuss the matter with the Chief Ethics Officer. Waivers for executive officers or directors of ACE Limited may be made only by the Board of Directors or a committee of the board, and must promptly be disclosed to shareholders.

We will not permit retaliation of any kind against good-faith reports or complaints of violations of the Code of Conduct, or other illegal or unethical conduct.

How to report a violation

If you have information about any violations or potential violations of the ACE Code of Conduct, or about any actual or planned wrongdoing or unethical behavior involving the Company or any of its employees, please speak to your manager, local human resources, legal or audit representative, call the ACE Ethics Helpline or fill out the attached form and return it to:

Chief Ethics Officer

Two Liberty Place

TL 35M

1601 Chestnut Street

Philadelphia, PA 19103

USA

Revised: February 27, 2004

CODE OF CONDUCT VIOLATION REPORT

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